Exhibit 23.2

                        Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the KLLM Transport Services, Inc. 1998 Non-Employee Director Stock Compensation Plan of our report dated January 30, 1998, except for Note C, as to which the date is February 24, 1998, with respect to the consolidated financial statements of KLLM Transport Services, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended
January 2, 1998 and our report dated March 30, 1998 with respect to the financial statement schedule included therein, filed with the Securities and Exchange Commission.

s/Ernst & Young LLP
Jackson, Mississippi
April 17, 1998